UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) October 25, 2006
CENTERPLATE, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-31904	13-3870167

(State or other jurisdiction of	(Commission File No.	(IRS Employer Identification No.)
incorporation)

201 East Broad Street
Spartanburg, South Carolina 29306	29306

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (864) 598-8600

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
     On October 25, 2006, Centerplate, Inc. (the “Company”) announced that Kevin F. McNamara, 39, was named Executive Vice President and Chief Financial Officer of the Company. Mr. McNamara, who will join the Company by November 27, 2006, was most recently Vice President, Finance-Gillette Global Grooming, a business unit of the Procter & Gamble Company. Mr. McNamara joined the Gillette Company in 1988 and held various finance positions during his tenure. Hadi K. Monavar, 42, the Company’s Senior Vice President-Financial Planning, will serve as interim principal financial officer until Mr. McNamara joins the Company. Mr. Monavar has held various financial and senior management positions with the Company and its predecessors since 1985.
     In connection with Mr. McNamara’s appointment as Executive Vice President and Chief Financial Officer, the Company and Mr. McNamara entered into an employment agreement dated as of October 25, 2006, a copy of which is attached hereto as Exhibit 10.1. Pursuant to the employment agreement, Mr. McNamara will receive an annual base salary of $350,000 and will be eligible to receive an annual cash bonus targeted at fifty percent (50%) of his annual base salary. The Company has agreed that for 2006, Mr. McNamara’s bonus award will be $100,000 and for 2007, Mr. McNamara’s bonus award will not be less than $100,000. In addition, Mr. McNamara will receive a special bonus of $150,000 after 10 months of continuous service to the Company. Mr. McNamara will be entitled to participate in Centerplate’s Long-Term Performance Plan. The Company has also agreed to pay the costs of Mr. McNamara’s relocation to the New York metropolitan area and to provide Mr. McNamara with a company car.
     Under Mr. McNamara’s agreement, if Mr. McNamara’s employment is terminated for any reason, he shall not work for, or provide services to, any of the Company's clients or competitors, or solicit the Company’s employees for a competitor, for two years from the date of termination. The agreement also provides that Mr. McNamara will be entitled to one year’s base salary as severance if Mr. McNamara’s employment is terminated without cause.
     On October 25, 2006, the Company also announced that William H. Peterson, 41, was named Executive Vice President-Operations of the Company. Mr. Peterson, who will join the Company on November 13, 2006, has held senior operations positions at Anschutz Entertainment Group (AEG) since 2000, most recently as Senior Vice President of the AEG Sports division. Prior to AEG, Mr. Peterson held senior positions with NFL Europe, including serving as President from 1999 to 2000.
     In connection with Mr. Peterson’s appointment as Executive Vice President-Operations, the Company and Mr. Peterson entered into an employment agreement dated as of October 25, 2006, a copy of which is attached hereto as Exhibit 10.2. Pursuant to the employment agreement, Mr. Peterson will receive an annual salary of $360,000 and will be eligible to receive an annual cash bonus targeted at fifty percent (50%) of his annual base salary. For 2006 Mr. Peterson’s bonus award will be $100,000, and for 2007, Mr. Peterson’s bonus award will not be less than $100,000. In addition, Mr. Peterson will receive a special bonus of $150,000 after six months of continuous service to the Company. Mr. Peterson will also be entitled to participate in Centerplate’s Long-Term Performance Plan. The Company has also agreed to provide Mr. Peterson with a company car.

     Under Mr. Peterson’s agreement, if Mr. Peterson’s employment is terminated for any reason, he shall not work for, or provide services to, any of the Company’s clients or competitors, or solicit the Company’s employees for a competitor, for two years from the date of termination. The agreement also provides that Mr. Peterson will be entitled to one year’s base salary as severance if Mr. Peterson’s employment is terminated without cause.
     A press release announcing the appointments is attached as Exhibit 99.1 hereto.
Item 1.02 Termination of Material Definitive Agreement
     In connection with Mr. McNamara’s appointment as Executive Vice-President and Chief Financial Officer, Kenneth R. Frick’s service as the Company’s Executive Vice President and Chief Financial Officer ended on October 25, 2006. Mr. Frick’s departure is not the result of any dispute with the Company’s management. In connection with his departure, Mr. Frick resigned from all his positions with the Company and its subsidiaries. Mr. Frick will receive severance under his employment agreement.
Item 5.02(b) Departure of Principal Executive Officer
     The information set forth in Item 1.02 above is incorporated herein by reference.
Item 5.02(c) Appointment of Principal Executive Officer
     The information set forth in Item 1.01 above is incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits
(d) Exhibits

Exhibit No.	Description
10.1	Employment Agreement dated as of October 25, 2006 between Centerplate, Inc. and Kevin F. McNamara.

10.2	Employment Agreement dated as of October 25, 2006 between Centerplate, Inc. and William H. Peterson.

99.1	Press Release dated October 25, 2006.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CENTERPLATE, INC.
Dated: October 31, 2006	By:	/s/ Rina E. Teran
	Name:	Rina E. Teran
	Title:	Associate General Counsel and Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description
10.1	Employment Agreement dated as of October 25, 2006 between Centerplate, Inc. and Kevin F. McNamara.

10.2	Employment Agreement dated as of October 25, 2006 between Centerplate, Inc. and William H. Peterson.

99.1	Press Release dated October 25, 2006.